Exhibit 10.02

Non-Employee Director

AWARD AGREEMENT

This non-employee director award agreement (the “Agreement”), effective as of [insert grant date], is between NuStar GP Holdings, LLC (the “Company”) and [insert name] (“Participant”). All capitalized terms contained in this Agreement shall have the same definitions as are set forth in the NuStar GP Holdings, LLC Long-Term Incentive Plan, as amended (the “Plan”) unless otherwise defined herein. The Plan is incorporated herein by reference for all purposes.

The parties agree as follows:

1.	The Compensation Committee of the Board of Directors of the Company hereby grants to Participant [insert #] Restricted Units under the Plan, including UDRs.

2.	The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments: [insert 1/3 #] Units on [first anniversary of original grant date]; [insert 1/3 #] Units on [second anniversary of original grant date]; and [insert 1/3 #] Units on [third anniversary of original grant date]. The Restricted Units may vest prior to the expiration of such period as set forth in the Plan. Upon vesting, for each Restricted Unit granted hereunder, the Participant will be entitled to receive an unrestricted Common Unit.

3.	UDRs with respect to the Restricted Units will be paid to Participant in cash as of each record payment date during the period such Restricted Units are outstanding.

4.	Participant agrees that the unrestricted common Units to which Participant will be entitled in connection with the vesting of each Restricted Unit may be issued in uncertificated form pursuant to the Direct Registration Service of NuStar Energy L.P.’s transfer agent.

5.	The Company will withhold any taxes due from Participant’s grant as required by law, which, in the sole discretion of the Compensation Committee, may include withholding a number of Restricted Units otherwise payable to Participant.

6.	By accepting this Award, Participant hereby accepts and agrees to be bound by all of the terms, provisions, conditions, and limitations of the Plan and any subsequent amendment or amendments, as if it had been set forth verbatim in this Award.

7.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives and successors.

8.	This Award is effective as of [insert grant date].

9.

The issuance of Units under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the receipt of distributions, the payment of distributions shall be made by the last day of the fiscal quarter during which distributions on the Company’s Units are paid, but in any event by no later than the 15th day of the month following the end of the year in which the applicable distributions on the Company’s Units are paid. This Agreement and the Award evidenced hereby are intended to comply, and shall be administered consistently in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

10.	The validity, construction and effect of this Agreement shall be determined by the laws of the State of Texas.

11.	Neither Participant nor any person claiming by, through or under Participant with respect to the Restricted Units shall have any rights as a unitholder of NuStar GP Holdings, LLC (including, without limitation, voting rights).

12.

The Agreement and Participant’s interest in the Restricted Units granted by this Agreement are of a personal nature, and, except as expressly provided in the Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and the Company shall be bound thereby.

NUSTAR GP HOLDINGS, LLC

By:
Name:
Title:

Accepted:

[insert name]